Exhibit 10.1

NOL PRESERVATION AGREEMENT

THIS NOL PRESERVATION AGREEMENT (this “Agreement”), dated as of July 31, 2015 (the “Effective Date”), is entered into by and between Golden Entertainment, Inc., a Minnesota corporation (the “Company”), The Blake L. Sartini and Delise F. Sartini Family Trust (including any successor or assign of any such investor, the “Sartini Investor”), the several investor signatories listed on Schedule A hereto (including any successor or assign of any such investor, each a “Berman Trust and collectively the “Berman Trusts”) and the several investor signatories listed on Schedule B hereto (including any successor or assign of any such investor, each an “Other Berman Investor” and collectively the “Other Berman Investors”). Collectively, the Berman Trusts and the Other Berman Investors are hereinafter referred to as the “Berman Investors” and the Sartini Investor and the Berman Investors are hereinafter referred to as the “Investors”).

WHEREAS, the Company, LG Acquisition Corporation, a Nevada corporation and a wholly owned subsidiary of the Company, Sartini Gaming, Inc., a Nevada corporation (“Sartini Gaming”) and the Sartini Investor have entered into that certain Agreement and Plan of Merger, dated as of January 25, 2015 (as the same may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, on the date hereof, LG Acquisition Corporation merged with and into Sartini Gaming and the outstanding shares of Sartini Gaming capital stock held by the Sartini Investor were converted into the right to receive shares of Company Common Stock, on the terms and conditions set forth in the Merger Agreement; and

WHEREAS, the Company and each Investor deems it to be in the best interests of the Company to enter into this Agreement to minimize the risk that the Company will undergo an “ownership change” within the meaning of Section 382(g) of the Code that would subject use of its Tax Benefits to limitation under Section 382(a) of the Code.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.     Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them as set forth below:

“Acquire” or “Acquisition” means the acquisition of record, legal, beneficial or any other ownership of Company Securities by any means, including, without limitation, (a) a purchase of Company Securities from the owner thereof, whether effected through a private sale, an open market transaction, or otherwise, (b) the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire Company Securities, or (c) the entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic consequences of ownership of Company Securities, but shall not in the case of clauses (a)–(c) include any acquisition unless, as a result thereof, the acquirer would be treated as the owner of such Company Securities for U.S. federal income tax purposes.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Law” means, with respect to any person or entity, any domestic or foreign, federal, state or local common law or duty, case law or ruling, statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, code, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such person or entity or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such person or entity).

“Berman Investors” has the meaning set forth in the preamble hereto.

“Berman Trusts” has the meaning set forth in the preamble hereto.

“Board of Directors” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Minneapolis, Minnesota are authorized or required by law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereto.

“Company Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Company Insider Trading Policy” means any existing or future policy of the Company which may restrict any Berman Investor, in the capacity as an officer or director of the Company, from Margining of Shares in compliance with Section 4, including, without limitation, the Second Amended and Restated Lakes Entertainment, Inc. Policy on Avoidance of Insider Trading.

“Company Securities” means (a) shares of Company Common Stock, (b) shares of preferred stock of the Company of any class or series, (c) any other interests in the Company not already described in clauses (a) or (b) that constitute “stock” of the Company for purposes of Section 382 of the Code (including Treasury Regulations Section 1.382-2T(f)(18)), and (d) warrants, options or other rights to purchase capital stock of the Company (including interests described in Treasury Regulations Section 1.382-2T(h)(4)(v)).

“Effective Date” has the meaning set forth in the preamble hereto.

“Entity” means an entity within the meaning of Treasury Regulations Section 1.382-3(a)(1).

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental or regulatory authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Investors” has the meaning set forth in the preamble hereto.

“Margining of Shares” means the pledge of Company Securities as collateral for indebtedness but not the subsequent exercise of rights with respect to such collateral following a call of such indebtedness.

“Merger Agreement” has the meaning set forth in the recitals hereto.

“Other Berman Investors” has the meaning set forth in the preamble hereto.

“Restriction Release Date” means the earlier of (i) the third anniversary of the date of this Agreement, (ii) such date as all Investors shall agree in writing to terminate this Agreement, (iii) such date on which the Company in its sole judgment determines the restrictions contained in this Agreement are no longer needed and thereupon notifies the Investors in writing that the restrictions set forth in this Agreement shall terminate, or (iv) such date as the Company issues additional shares of Company Common Stock other than (A) as contemplated by the Merger Agreement, (B) in connection with the redemption or purchase of any Golden Gaming Warrants (as defined in the Merger Agreement) or (C) in connection with the exercise of such options or warrants as are outstanding as of the date of this Agreement.

“Restricted Activity” means (i) the Acquisition of additional Company Securities by any Investor (but excluding any Acquisition of shares of Company Common Stock (A) by the Sartini Investor pursuant to the Merger Agreement, or (B) by a Berman Investor in connection with such Berman Investor’s exercise of any option or warrant as is outstanding as of the date of this Agreement), and (ii) with respect to the Berman Investors only, the Transfer of any Company Securities currently owned by a Berman Investor, entering into any agreements for or consenting to such Transfer (other than with respect to Margining of Shares in compliance with Section 4), or the distribution of any Company Securities held by a Berman Investor that is an Entity to such Berman Investor’s owners.

“Sartini Investor” has the meaning set forth in the preamble hereto.

“Shareholders’ Agreement” means that certain Shareholders’ Agreement, dated as of even date herewith, by and among the Company and the Investors, as the same may be amended or supplemented from time to time.

“Subsidiary” means each corporation or other legal entity as to which more than 50% of the outstanding equity securities having ordinary voting rights or power at the time of determination is being made is owned or controlled, directly or indirectly, by the Company.

“Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers, foreign tax credit carryovers, research and development credit carryovers and any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382 of the Code and the Treasury Regulations promulgated thereunder, of the Company, any direct or indirect subsidiary thereof, or any consolidated or combined tax filing group of which the Company is a member.

“Transfer” means any direct or indirect, sale, transfer, gift, assignment, conveyance, pledge or other disposition of Company Securities in any manner whatsoever (other than with respect to the Margining of Shares in compliance with Section 4), whether voluntary or involuntary, by operation of law or otherwise, or any attempt to do any of the foregoing. A Transfer shall also include the creation or grant of an option or an interest similar to an option (within the meaning of Treasury Regulations Section 1.382-2T(h)(4)(v)).

“Treasury Regulation” means a Treasury regulation promulgated under the Code.

2.     Restricted Activities. From and after the Effective Date through the Restriction Release Date, (a) the Sartini Investor will not engage in any Restricted Activity, and any such purported Acquisition of additional Company Securities made in violation of this clause (a) shall be null and void, and (b) no Berman Investor will engage in any Restricted Activity that would, singly or in the aggregate, result in an “ownership change” (within the meaning of Section 382 of the Code) with respect to the Company that may limit the Company’s ability to utilize its Tax Benefits to reduce its potential future U.S. federal income tax liabilities.

3.     Agreement to Resign. In the event of any breach of Section 2 by any Berman Investor: (a) Lyle Berman hereby agrees to immediately resign as a director of the Company and from any and all other positions, titles and directorships then held by Mr. Berman with the Company or any of its Subsidiaries, (b) Mr. Berman shall not be permitted to nominate himself as a candidate for election to the Board of Directors pursuant to Section 2(c) of the Shareholders’ Agreement, (c) the provisions of Section 1.10 of the Merger Agreement shall cease to apply to Mr. Berman, and (d) the restrictions on removal of a director from the Board of Directors set forth in Section 3 of the Shareholders’ Agreement shall cease to apply to Mr. Berman. Mr. Berman further acknowledges and agrees that any breach of Section 2 by any Berman Investor shall constitute “Cause” for purposes of that certain Independent Contractor Consulting Agreement, dated as of even date herewith, by and between the Company and Mr. Berman. Mr. Berman acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Section 3 were not performed in accordance with its specified terms or were otherwise breached, and that the Company would not have an adequate remedy at law for money damages in such event. Accordingly, the Company, without posting any bond or other undertaking, shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 3 and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which the Company may be entitled at law or equity.

4.     Restrictions on Pledging and Margin Accounts. Each of the Berman Investors hereby agrees that it shall not implement any Margining of Shares other than the pledge of up to 25% of the total value as of the time of such pledge of any shares of Company Common Stock held by it as of record, subject to compliance with the Company Insider Trading Policy.

5.     Insider Trading Policy. The Company agrees that, prior to the third anniversary of the Effective Date, it will not adopt or amend any Company Insider Trading Policy, unless amendment thereof is required by Applicable Law or the rules and regulations of The NASDAQ Stock Market LLC (but subject in all cases to compliance by the Berman Investors with Section 4), in any way that would prohibit or prevent any of the Berman Investors from the Margining of Shares in compliance with Section 4.

6.     Miscellaneous.

6.1     Powers of the Board of Directors. Subject to Section 5, nothing contained in this Agreement shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to preserve the Company’s Tax Benefits. The Board of Directors shall have the power to determine all matters necessary for determining compliance with this Agreement. In the case of an ambiguity in the application of any of the provisions of this Agreement, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event that this Agreement requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Agreement. All such actions, calculations, interpretations and determinations that are done or made by the Board of Directors in good faith shall be final, conclusive and binding on the Company, and each Investor; provided, however, that the Board of Directors may delegate all or any portion of its duties and powers under this Agreement to a committee of the Board of Directors as it deems advisable or necessary.

6.2     Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein, and it supersedes all prior and contemporaneous agreements, representations and understandings of the parties, express or implied, oral or written with respect to the subject matter hereof.

6.3     Amendments; Waivers; Remedies. No provision of this Agreement may be waived or amended except in a written instrument signed by each of the Company and each Investor. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.4     Severability. The parties agree that if any part, term or provision of this Agreement shall be found invalid, illegal or unenforceable in any respect by any court of law of competent jurisdiction, the remaining provisions shall be severable, valid and enforceable in accordance with their terms, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

6.5     Governing Law. This Agreement and any dispute, controversy or claim, whether sounding in contract or tort, arising out of or relating to this Agreement, shall be governed by and construed in accordance with the Laws of the State of Minnesota without regard to its principles of conflict of laws that could mandate the application of the laws of another jurisdiction.

6.6     Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile and electronic transmission), all of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each of the parties to this Agreement. Electronic or facsimile signatures shall be deemed to be original signatures.

     6.7     Representations of the Parties. Each party hereto represents and warrants that the execution, delivery and performance by such party of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or, if such party is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such party. This Agreement has been duly executed by such party, and when delivered by such party in accordance with the terms hereof, will constitute the valid and legally binding obligation of such party, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

6.8     Nature of Investor Obligations. The obligations of either the Sartini Investor or any of the Berman Trusts under this Agreement are several and not joint with the obligations of any other Investor, and neither the Sartini Investor nor the Berman Trusts shall be responsible in any way for the performance of the obligations of any other Investor under this Agreement. The obligations of each Other Berman Investor under this Agreement are joint and several with the obligations of all Other Berman Investors. Notwithstanding the foregoing, each Other Berman Investor shall be liable and responsible for the performance of the obligations of each and all Berman Investors (including the Berman Trusts) under this Agreement, but shall not be responsible in any way for the performance of the obligations of the Sartini Investor under this Agreement.

6.9     Captions. Titles or captions of paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

6.10     Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (with confirmation of successful transmission and followed by regular mail or overnight courier service delivery of a copy thereof), (b) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service with next day delivery specified, (c) the third Business Day following the date of mailing, if sent by registered or certified mail, postage prepaid, with return receipt requested, or (d) upon receipt if hand delivered. The address for such notices and communications shall be as follows (or to such other address or facsimile number as the person to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above):

If to the Company:

Golden Entertainment, Inc.

6595 S Jones Blvd
Las Vegas, NV 89118
Attn: Matthew Flandermeyer
Fax: (702) 891-4201

With a copy to (which shall not constitute notice):

Barry M. Clarkson

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Fax: (858) 523-5450

If to the Sartini Investor:

The Blake L. Sartini and Delise F. Sartini Family Trust

6595 S Jones Blvd
Las Vegas, NV 89118
Attn: Joe Stone
Fax: (702) 891-4289

If to a Berman Investor: At the address and facsimile number set forth against such Berman Investor’s name on Schedule A hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this NOL Preservation Agreement to be duly executed as of the date first written above.

THE COMPANY:

GOLDEN ENTERTAINMENT, INC.

By: /s/ Matthew W. Flandermeyer
Name: Matthew W. Flandermeyer
Title: Chief Financial Officer

SARTINI INVESTOR:

THE BLAKE L. SARTINI AND DELISE F. SARTINI FAMILY TRUST

Signature: /s/ Blake L. Sartini

Blake L. Sartini

Trustee

Signature: /s/ Delise F. Sartini

Delise F. Sartini

Trustee

IN WITNESS WHEREOF, the parties have caused this NOL Preservation Agreement to be duly executed as of the date first written above.

BERMAN INVESTORS:

LYLE A. BERMAN

/s/ Lyle A. Berman

BERMAN CONSULTING CORPORATION

By: /s/ Lyle A. Berman
Name:  Lyle A. Berman
Title: President

BERMAN CONSULTING CORPORATION PROFIT SHARING PLAN

By: /s/ Lyle A. Berman
Name:  Lyle A. Berman
Title: President

LYLE A. BERMAN REVOCABLE TRUST

By: /s/ Lyle A. Berman
Name:  Lyle A. Berman
Title: Trustee

IN WITNESS WHEREOF, the parties have caused this NOL Preservation Agreement to be duly executed as of the date first written above.

BERMAN INVESTORS (cont’d):

BRADLEY BERMAN IRREVOCABLE TRUST

By:  /s/ Neil I. Sell, Trustee
Name:  Neil I. Sell
Title: Trustee

JULIE BERMAN IRREVOCABLE TRUST

By:  /s/ Neil I. Sell, Trustee
Name:  Neil I. Sell
Title: Trustee

AMY BERMAN IRREVOCABLE TRUST

By:  /s/ Neil I. Sell, Trustee
Name:  Neil I. Sell
Title: Trustee

JESSIE LYNN BERMAN IRREVOCABLE TRUST

By:  /s/ Neil I. Sell, Trustee
Name:  Neil I. Sell
Title: Trustee

SCHEDULE A

BERMAN TRUSTS

Name and Contact Information for Shareholder	Number of Shares of Parent Common Stock Beneficially Owned as of the Date Hereof
Bradley Berman Irrevocable Trust Maslon Edelman Borman & Brand, LLP 3300 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 Attention: Neil I. Sell, Trustee Email: Neil.Sell@maslon.com Fax: (612) 642-8337 and/or 554 Canosa Ave. Las Vegas NV 89104 Attn: Douglas Dalton, Trustee Email: dldpoker702@gmail.com	334,425
Julie Berman Irrevocable Trust Maslon Edelman Borman & Brand, LLP 3300 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 Attention: Neil I. Sell, Trustee Email: Neil.Sell@maslon.com Fax: (612) 642-8337 and/or 554 Canosa Ave. Las Vegas NV 89104 Attn: Douglas Dalton, Trustee Email: dldpoker702@gmail.com	334,425

Amy Berman Irrevocable Trust Maslon Edelman Borman & Brand, LLP 3300 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 Attention: Neil I. Sell, Trustee Email: Neil.Sell@maslon.com (612) 642-8337 and/or 554 Canosa Ave. Las Vegas NV 89104 Attn: Douglas Dalton, Trustee Email: dldpoker702@gmail.com	293,172

Jessie Lynn Berman Irrevocable Trust Maslon Edelman Borman & Brand, LLP 3300 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 Attention: Neil I. Sell, Trustee Email: Neil.Sell@maslon.com Fax: (612) 642-8337 and/or 554 Canosa Ave. Las Vegas NV 89104 Attn: Douglas Dalton, Trustee Email: dldpoker702@gmail.com	293,172

SCHEDULE B

OTHER BERMAN INVESTORS

Name and Contact Information for Shareholder	Number of Shares of Parent Common Stock Beneficially Owned as of the Date Hereof

Lyle A. Berman One Hughes Center Drive, Unit 606 Las Vegas, NV 89169 Fax: (702) 650-2474	211,739

Berman Consulting Corporation One Hughes Center Drive, Unit 606 Las Vegas, NV 89169 Attention: Lyle Berman, President Fax: (702) 650-2474	211,403

Berman Consulting Corporation Profit Sharing Plan One Hughes Center Drive, Unit 606 Las Vegas, NV 89169 Attention: Lyle Berman Fax: (702) 650-2474	161,500

Lyle A. Berman Revocable Trust One Hughes Center Drive, Unit 606 Las Vegas, NV 89169 Attention: Lyle Berman, Trustee Fax: (702) 650-2474	1,830,833